[letterhead of Fleet]

July 1, 1999

Mr. Mark Collin, Vice President
Unitil Corp.
6 Liberty Lane West
Hampton, NH 03842-1720

Dear Mark:

We are pleased to advise you that Fleet Bank-NH (the "Bank") has renewed the $8,000,000.00 Line of Credit for Unitil Corporation subject to the Bank's periodic review. This Line of Credit will continue to be subject to the terms and conditions of the Letter Agreement and Demand Note dated July 14, 1998. Unless renewed, this line will expire on June 30, 2000.

Advances hereunder or renewal hereof will be made only if in the opinion of the Bank there has been no material change of circumstances and if there exists no default under any loan documentation executed by you.

We have enjoyed working with you this past year and look forward to meeting the company's financial needs in the future. Please call if you have any questions or concerns.

Sincerely,


/s/ Kenneth Sheldon
Kenneth Sheldon
Vice President
Corporate Banking

                         LINE OF CREDIT PROMISSORY NOTE

$8,000,000                                                         July 30, 1998
                                                       Manchester, New Hampshire

FOR VALUE RECEIVED, UNITIL CORPORATION, a New Hampshire corporation with a principal place of business at 6 Liberty Lane West, Hampton, New Hampshire, 03842 (the "Borrower")(the Borrower and all other persons primarily or secondarily liable hereunder or in respect hereto are sometimes referred to herein as the "Obligor"), hereby promises to pay, ON DEMAND, to the order of FLEET BANK-NH, a bank incorporated under the laws of the State of New Hampshire with an office at 1155 Elm Street, Manchester, New Hampshire, 03101 (the "Bank")(the Bank and any subsequent transferee of this Note, whether taking by negotiation or otherwise, are sometimes referred to herein as the "Holder") at such place of business or such other place as may be designated hereafter by the holder hereof, the principal sum of Eight Million Dollars ($8,000,000.00) (or so much thereof as may be advanced or readvanced by the Bank to the Borrower from time to time hereafter, such amounts defined as the "Debit Balance" below) together with interest on each such advance from the date thereof at a rate per annum equal to (a) the Base Rate or (b) the Money Market Rate, as elected by the Borrower.

This Note is being executed and delivered in accordance with the terms of a certain Letter Agreement of even date between the Borrower and the Bank (the "Letter Agreement") and the documents defined therein as the "Loan Documents".

Until such time as this Note becomes due and payable, interest shall be payable monthly in arrears commencing on that date thirty (30) days from the date hereof (or on such other date as may be agreed upon by the Borrower and the Bank to provide for a convenient payment date) and continuing on the corresponding day of each succeeding month thereafter.

The maximum principal amount outstanding under this Note shall be limited to Eight Million Dollars ($8,000,000). Pursuant to the Letter Agreement, there shall be due and payable from the Borrower to the Bank, and the Borrower shall immediately pay to the Bank, without demand, any amount by which the Debit Balance exceeds Eight Million Dollars ($8,000,000).

As used herein, "Base Rate" shall mean the interest rate per annum from time to time announced and made effective by the Bank as the Base Rate or, as the case may be, the Base, reference or other similar rate then designated by it for general commercial lending reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time which serves as the basis upon which effective rates of interest are calculated for loan making reference thereto. Each time the Base Rate changes, the interest rate hereunder shall change contemporaneously with such change in the Base Rate.

As used herein, "Money Market Rate" shall mean the overnight or term money market facilities rate per annum, which is communicated to the Borrower by the Bank in respect of an advance evidenced hereby and which is accepted by the Borrower for such advance evidenced hereby or which is so communicated and is hereby deemed to be so accepted as a result of the Borrower's failure either to communicate its nonacceptance thereof or to repay such advance on the date when made.

All amounts outstanding under the Line which are not subject to the Money Market Rate shall bear interest at a variable annual rate equal to the Borrower's Base Rate as provided hereinabove. Notwithstanding the foregoing provisions, the Borrower may not convert existing Advances to Money Market Advances if at any time either an Event of Default or a payment Default exists under the Loan Documents. As used herein, "Money Market Advance" shall mean any amount outstanding under the Line as to which the Borrower has elected a Money Market Rate.

Interest at the Base Rate and the Money Market Rate shall be billed and payable monthly in arrears, calculated on the basis of actual days elapsed over a three hundred sixty (360) day banking year. An unused fee at the rate of one-quarter of one percent (0.25%) per annum shall apply to the daily average of unadvanced amounts under the Line (based upon the maximum amount of $8,000,000), determined and payable quarterly in arrears through and until the Annual Review Date. All payments shall be made in lawful currency of the United States of America in immediately available funds. The Bank is authorized to charge the Borrower's deposit account(s) maintained with the Bank to effect any payment on this Note.

Notwithstanding anything herein to the contrary, in the event that the interest rate hereunder, as aforesaid, violates any applicable usury or similar statute, the interest rate shall then automatically be deemed to be the highest rate of interest then permitted.

The Borrower agrees that the Bank may make loan advances to the Borrower upon verbal authority (which, if the Bank so requires, shall be followed by written confirmation) of any officer executing this Note on behalf of the Borrower or any other officer of the Borrower who is authorized in writing to borrow money from the Bank and may deliver such advances by direct to any deposit account of the Borrower with the Bank or otherwise as may be authorized in the Letter Agreement. Notwithstanding anything to the contrary herein, the Bank may require notice of requests for loan advances as may be provided in the Letter Agreement. All such advances shall represent binding obligations of the Borrower.

The Borrower's "Debit Balance" shall mean the debit balance in an account on the books of the Bank, maintained in the form of a ledger card, computer records or otherwise in accordance with the Bank's customary practice and appropriate accounting procedures wherein there shall be recorded the principal amount of all advances made by the Bank to the Borrower, all principal amounts made by the Borrower to the Bank hereunder, and all other appropriate debits and credits (the "Loan Account"). The Bank shall render to the Borrower a statement of account with respect to the Loan Account on a monthly basis. Such statement shall indicate the Borrower's then current Debit Balance and any interest amounts due and payable from the Borrower to Bank. Such statement may be based on estimates of the principal amount outstanding and the interest rate for the applicable payment period. Any required adjustments between such estimates and actual amounts shall be reflected in subsequent statements.

The Borrower acknowledges that this Note is to evidence the Borrower's obligation to pay the Debit Balance, plus interest, as determined from time to time and that it shall continue to do so despite the occurrence of intervals when no Debit Balance exists because the Borrower has paid the previously existing Debit Balance in full.

This Note is a DEMAND OBLIGATION. At the option of the Bank, this Note shall become immediately due and payable in full, without further demand or notice, on the earlier of (i) demand by the Bank, or (ii) the occurrence of an Event of Default (as defined below).

The Holder may impose upon the Borrower a delinquency charge of five percent (5%) of the amount of interest and principal not paid on or before the tenth
(10th) day after such installment is due. The entire principal balance hereof, together with accrued interest, shall upon an occurrence of an Event of Default or after maturity, whether by demand, acceleration or otherwise, bear interest at the contract rate of this Note plus an additional two percent (2.00%) per annum. The Borrower agrees to pay on demand all reasonable out-of-pocket costs of collection hereof, including reasonable attorneys' fees, whether or not any foreclosure or other action is instituted by the Holder in its discretion.

If any of the following events of default shall occur ("Event of Default"): (a) default in the payment or performance of any of the Obligations or of any obligations of any Obligor to others for borrowed money or in respect of any extension of credit or accommodation: (b) failure of any representation or warranty, statement or information in any documents or financial statements delivered to the Holder for the purpose of inducing it to make or maintain any loan under this Note to be true and correct; (c) failure of the undersigned to file any tax return, or to pay or remit any tax, when due, unless the undersigned contests the particular tax in good faith, and also maintains adequate reserves to pay such tax, if unsuccessful in its action to contest; (d) failure to furnish the Holder promptly on request with financial information about, or to permit inspection by the Holder of books, records and properties to any Obligor; (e) any Obligor generally not paying its debts as they become due;
(f) death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver or other custodian of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings (except for an involuntary bankruptcy petition against any Obligor to which such Obligor files a proper answer thereto pursuant to Section 303(d) of the Bankruptcy Code (11 USC 303(d)) within ten (10) days of receipt of notice of said proceeding, which answer shall include a request that petitioning creditors post adequate bond under Section 303(e)(11 USC 303(e))) under any banruptcy or insolvency laws by or against, any Obligor; (g) a material adverse change in the condition or affairs (financial or otherwise) of any Obligor which in the opinion of the Holder will impair its security or increase its risk including but not limited to any reduction of any Obligor's tangible net worth by more than 10% from its level at the previous fiscal year end or the occurrence of operating losses for any consecutive twelve month period; then the Holder shall give written notice of such default and if such default is not cured within five business days of delivery of such notice then immediately and automatically with respect to any Defaults set forth in clauses (e) and (f) above, and thereupon or at anytime thereafter with respect to each other default (such Default not having been previously cured), at the option of the Holder, all Obligations of the Obligor shall become immediately due and payable without demand, and, if there is any collateral for the Obligations, the Holder shall then have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of New Hampshire.

As used herein, "Obligation" means any obligation hereunder or otherwise of any Obligor to the holder whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

As additional collateral, the Borrower grants (1) a security interest in, or pledges, assigns and delivers, to the Holder, as appropriate, all deposits, credits and other property now or hereafter due in the Holder to such Borrower and (2) the right to set-off and apply (and a security interest in said right), from time to time hereafter and without demand or prior notice of any nature, all, or any portion, of such deposits, credits and other property, against the indebtedness evidenced by this Note, whether the other collateral, if any, is deemed adequate or not.

No delay or omission on the part of the Holder in exercising any right, privilege or remedy shall impair such right, privilege or remedy or be construed as a waiver thereof or of any other right, privilege or remedy. No waiver of any night, privilege or remedy or any amendment to this Note shall be effective unless made in writing and signed by the Holder. Under no circumstances shall an effective waiver of any right, privilege or remedy on any one occasion constitute or be construed as a bar to the exercise of or a waiver of such right, privilege or remedy on any future occasion. The acceptance by the Holder hereof of and payment after any default hereunder shall not operate to extend the time of payment of any amount then remaining unpaid hereunder or constitute a waiver of any rights of the Holder hereof under this Note.

All rights and remedies of the Holder, whether granted herein or otherwise, shall be cumulative and may be exercised singularly or concurrently, and the Holder shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of New Hampshire.

The Borrower waives, to the fullest extent permitted by law, presentment, notice, protest and all other demands and notices and assent (1) to any extension of the time of payment or any other indulgence, (2) to any substitution, exchange or release of collateral, and (3) to the release of any other person primarily or secondarily liable for the obligations evidenced hereby.

This Note and the provisions hereof shall be binding upon the Borrower and the Borrower's heirs, administrators, executors, successors, legal representatives and assigns and shall inure to the benefit of the Holder, the Holder's heirs, administrators, executors, successors, legal representatives and assigns.

This Note may not be amended, changed or modified in any respect except by a written document which has been executed by each party. This Note and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of New Hampshire.

IN WITNESS WHEREOF, the Borrower, acting by and through its duly authorized officer, has executed this Promissory Note on this 30th day of July, 1998.

                                             UNITIL CORPORATION

                                    By:   /s/ Michael J. Dalton
                                       --------------------------------
                                          Its Duly Authorized President

                                    By:   /s/ Mark H. Collin
                                       --------------------------------
                                          Mark H. Collin, Treasurer


State of New Hampshire
County of Rockingham

         The foregoing instrument was acknowledged before me this 30th day of July, 1998, by Michael J. Dalton , duly authorized President of Unitil Corporation, a New Hampshire corporation, on behalf of same.


                                       --------------------------------
                                       Notary Public
                                       My Commission Expires:
                                       Notary Seal:


State of New Hampshire
County of Rockingham

         The foregoing instrument was acknowledged before me this 30th day of July, 1998, by Mark H. Collin, duly authorized Treasurer of Unitil Corporation, a New Hampshire corporation, on behalf of same.


                                       --------------------------------
                                       Notary Public
                                       My Commission Expires:
                                       Notary Seal:

                                   ADDENDUM A

Prepayment Penalty: At any time that (i) the interest rate on the Loan is a fixed rate and (ii) the Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, the Borrower shall have the right at any time and from time to time to prepay the Loan in whole (but not in part), and the Borrower shall pay to the bank a yield maintenance fee in an amount computed as follows. The current rate for United States Treasury securities (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the fixed rate Loan. Each reference in the paragraph to "Fixed Rate Election" shall mean the election by the Borrower pursuant to the Letter Agreement of near or even date.

If by reason of an Event of Default the Bank elects to declare the Loan to be immediately due and payable, then any yield maintenance fee with respect to the Loan shall become due and payable in the same manner as though the Borrower had exercised such right of repayment.

                                                     UNITIL CORPORATION

                                  By:   /s/ Michael J. Dalton
---------------------------          -----------------------------
Witness                              Its Duly Authorized President



                                  By:   /s/ Mark H. Collin
---------------------------          -----------------------------
Witness                              Mark H. Collin, Treasurer